EXHIBIT 99.1

PIK Notes Terms:

         Issuer:               Planet Hollywood International, Inc.

         Guarantors:           Reorganized parent and all operating subsidiaries

         Principal Amount:     $60 million

         Maturity:             Fifth anniversary of Effective Date

         Interest:             Payable semi-annually in cash, at 10% per annum,
                               or at the sole election of the Company, payable in kind in additional PIK Notes at 12.75% per annum; provided, however, that commencing two and one-half years after the Effective Date, interest on the PIK Notes shall be payable only in cash at 10% per annum; and further provided, however, that after one year from the date of issuance, interest on the PIK Notes shall be paid in cash at 10% per annum if the ratio of the Company's consolidated EBITDA to Interest Expense is greater than 1.75 for the last twelve month period.

         Security:             The PIK Notes shall be secured by liens on
                               substantially all of the Company's assets, junior solely to the New Senior Secured Notes and up to $25 million of a working capital facility.

         Call Protection:      The PIK Notes may be redeemed, in whole or in
                               part, at any time, at the option of the Company, at par plus accrued and unpaid interest to the date of redemption.

         Covenants:            Normal and customary for secured indebtedness of
                               this nature, to be determined to the reasonable satisfaction of the informal noteholders' committee.

         Redemption:           At an annual measuring point to be agreed upon by
                               the Company and the informal noteholders' committee: (a) if the ratio of the Company's consolidated EBITDA to Interest Expense is greater than 2.0 for the last twelve month period; and (b) the sum of the Company's cash plus availability under its post-Effective Date working capital facility exceeds $25 million, then 50% of such excess shall be used to redeem the PIK Notes.